ALICO REPORTS SECOND QUARTER EARNINGS

La Belle, FL., May 11, 2009 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced net income for the three months ended March 31, 2009 of $2.0 million or $0.28 per share, compared with net income of $1.5 million or $0.21 per share for the three months ended March 31, 2008.  Net income for the six months ended March 31, 2009 was $1.9 million or $0.26 per share, compared with $3.8 million or $0.51 per share for the six months ended March 31, 2008.  The Company received a vendor settlement of $7.0 million during the quarter ended March 31, 2009 which positively impacted net income.

Operating revenues were $33.3 million and $48.2 million during the three months ended March 31, 2009 and 2008, respectively and $53.6 million and $70.8 million for the six months ended March 31, 2009 and 2008, respectively.  Operations produced a gross loss of $1.8 million during the three months ended March 31, 2009, compared with a gross profit of $2.3 million during the three months ended March 31, 2008.  For the six months ended March 31, 2009, operations produced a loss of $2.5 million compared with a profit from operations of $3.6 million during the six months ended March 31, 2008.  The decreases in revenue and gross profits were primarily due to lower revenues and profits from agriculture operations, primarily resulting from lower citrus prices compared with the prior year.

Steven M. Smith, President and Principal Executive Officer, noted, “We are making positive strides in cost saving initiatives in all of our business operations.  We are continuously analyzing our core businesses in an effort to improve margins and believe that we remain postured to capitalize on the real estate market as conditions improve and our strategic initiatives begin to take effect.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Steven M. Smith
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, such as the expectation that the Company will be able to capitalize on the real estate market when conditions improve and strategic initiatives take effect, involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.